Exhibit 99.1

FOR IMMEDIATE RELEASE

New Source Energy Partners Acquires Oil and Natural Gas Properties From Scintilla, LLC

OKLAHOMA CITY, July 29, 2013 - New Source Energy Partners L.P. (NSLP) today announced that it has acquired an additional 10% working interest from Scintilla, LLC, an entity controlled by David Chernicky, NSLP’s chairman, in fourteen recently drilled wells in the Golden Lane field in which NSLP already owned working interests. These interests were acquired for a purchase price of $3,800,000, which was financed with proceeds from borrowings under NSLP’s revolving credit facility. The transaction closed on July 23, 2013 with an effective date of May 1, 2013.

Kristian Kos, president and chief executive officer of NSLP’s general partner, commented: “The acquisition of these properties is an incremental opportunity for New Source to increase our position in these wells at what we believe is a favorable cost.”

This transaction was unanimously approved by the Board of Directors of NSLP’s General Partner, including each member of its conflicts committee.

About New Source Energy Partners L.P.

New Source Energy Partners L.P. is an independent energy company focusing on delivery through streamlined operations and vertically integrated infrastructure. The Partnership is actively engaged in the development and production of our onshore oil and liquids-rich portfolio that extends across conventional resource reservoirs in east-central Oklahoma. For more information on the Partnership please visit www.newsource.com.

Forward-Looking Statements

This news release contains “forward-looking statements” which are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and other statements contained in this press release. For a full discussion of these risks and uncertainties, please refer to the “Risk Factors” section of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2012 and the information included in the Partnership’s quarterly and current reports and other public filings. These forward-looking statements are based on and include the Partnership’s expectations as of the date hereof. Subsequent events and market developments could cause the Partnership’s expectations to change. While the Partnership may elect to update these forward-looking statements at some point in the future, the Partnership specifically disclaims any obligation to do so, even if new information becomes available, except as may be required by applicable law.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only "reserves" as defined by SEC rules. Estimates of reserves in this press release are based on various assumptions, including assumptions related to oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds.

New Source Energy Partners L.P. - Investor & Media Contact

Nick Hodapp

Director of Investor Relations

(405) 272-3028

nhodapp@newsource.com